Exhibit 99

News Announcement	For Immediate Release

For further information contact: Douglas Bruggeman Chief Financial Officer 937/276-3931	Joseph N. Jaffoni/David Collins Jaffoni & Collins Incorporated 212/835-8500 or rsc@jcir.com

REX STORES’ BOARD OF DIRECTORS AUTHORIZES
THE REPURCHASE OF AN ADDITIONAL 500,000 SHARES

- Has Repurchased 489,089 Common Shares Pursuant
to October 2008 Share Repurchase Authorization -

Dayton, Ohio (February 23, 2009) – REX Stores Corporation (NYSE: RSC) announced today that its Board of Directors has authorized the repurchase of up to an additional 500,000 shares of its common stock. Purchases will be made from time to time in open market or private transactions at prevailing market prices, and all shares purchased will be held in the Company’s treasury for possible future use.

The Company also reported that it has repurchased 489,089 shares of its common stock pursuant to the Board’s 500,000 share October 2008 repurchase authorization. Reflecting the new repurchase authorization and the balance of the October 2008 share repurchase authorization, the Company is presently authorized to repurchase up to 510,911 shares of its common stock. In fiscal 2008 and to-date in fiscal 2009 REX has repurchased a total of approximately 1.7 million shares of its common stock and reflecting all purchases to-date, REX presently has approximately 9,313,000 shares of common stock outstanding.

This news announcement contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by use of forward-looking terminology such as “may,” “expect,” “believe,” “estimate,” “anticipate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Readers are cautioned that there are risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. These risks and uncertainties include the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission and include among other things: the highly competitive nature of the consumer electronics retailing industry, changes in the national or regional economies, weather, the effects of terrorism or acts of war on consumer spending patterns, the availability of certain products, technological changes, changes in real estate market conditions, the fluctuating amount of quarterly payments received by the Company with respect to sales of its partnership interest in its synthetic fuel investments, and the uncertain amount of synthetic fuel production and resulting income received from time to time from the Company’s synthetic fuel investments. As it relates to ethanol investments, risks and uncertainties include among other things: the uncertainty of constructing plants on time and on budget, the price volatility of corn, sorghum, dried distiller grains, ethanol, gasoline and natural gas, and the plants operating efficiently and according to forecasts and projections.

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